Exhibit 7
U.S. Bank Trust Company, National Association
Statement of Financial Condition
as of 06/30/2023

($000’s)

06/30/2023
Assets
Cash and Balances Due From	$876,858
Depository Institutions
Securities	4,335
Federal Funds	0
Loans & Lease Financing Receivables	0
Fixed Assets	1,727
Intangible Assets	579,801
Other Assets	144,570
Total Assets	$1,607,291

Liabilities
Deposits	$0
Fed Funds	0
Treasury Demand Notes	0
Trading Liabilities	0
Other Borrowed Money	0
Acceptances	0
Subordinated Notes and Debentures	0
Other Liabilities	82,010
Total Liabilities	$82,010

Equity
Common and Preferred Stock	200
Surplus	1,171,635
Undivided Profits	353,446
Minority Interest in Subsidiaries	0
Total Equity Capital	$1,525,281

Total Liabilities and Equity Capital	$1,607,291